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Exhibit 99.1


                         [LOGO OF MILLENNIUM CHEMICALS]

                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

Contact:     Thomas Van Valkenburgh
             Manager - Investor Relations
             (410) 229-8113


                MILLENNIUM CHEMICALS ANNOUNCES CONVERTIBILITY OF
                          CONVERTIBLE SENIOR DEBENTURES

Hunt Valley, Maryland, October 1 -- Millennium Chemicals (NYSE: MCH) announced today that, pursuant to the terms of the Indenture, dated as of November 25, 2003, among Millennium Chemicals Inc., Millennium America Inc., as guarantor, and The Bank of New York, as trustee, governing Millennium Chemicals' 4% Convertible Senior Debentures, the Debentures are currently convertible into shares of Millennium Chemicals' common stock under Section 15.01(a)(i) of the Indenture. That section provides that the Debentures will become convertible if the last reported sale price (as defined in the Indenture) of the common stock for at least twenty trading days during the period of thirty consecutive trading days ending on the first trading day of a fiscal quarter exceeds 125% of the conversion price on such trading day. During the thirty consecutive trading days ending on October 1, 2004, the last reported sale price of the common stock was greater than 125% of the current conversion price per share of common stock for at least twenty trading days.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

o The second-largest producer of TiO[u]2 in the world, the largest merchant seller of titanium tetrachloride and a major producer of silica gel and cadmium/based pigments;

o The second-largest producer of acetic acid and vinyl acetate monomer in North America;

o  A leading producer of terpene-based fragrance and flavor chemicals; and,

o Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

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